Exhibit 99.1

FOR IMMEDIATE RELEASE

Old Point Financial Corporation Declares Quarterly Dividend

HAMPTON, Va., August 22, 2019 (PRNewswire) - Old Point Financial Corporation declared a quarterly cash dividend of $0.12 per share on its common stock to be paid on September 27, 2019 to shareholders of record as of September 3, 2019. The dividend amount is the same as the prior quarter's dividend and is a $0.01 per share, or 9.1%, increase from the prior year's dividend level. Based on the stock's closing price of $23.20 on August 21, 2019, the dividend yield is approximately 2.1%.

ABOUT OLD POINT FINANCIAL CORPORATION
Old Point Financial Corporation (NASDAQ: OPOF) is the parent company of The Old Point National Bank of Phoebus, a locally owned and managed community bank based in Hampton, Virginia serving all of Hampton Roads; and Old Point Trust & Financial Services, N.A., a Hampton Roads wealth management services provider. Additional information on the Company is available at www.OldPoint.com under "Investor Relations".

Contact: Laura Wright, VP/Marketing Director, 757.728.1743